Exhibit 99.(j)(2)

Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectus and “Custodian and Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information in Post-Effective Amendment No. 26 to the Registration Statement (Form N-1A, No. 33-41685) of Active Assets California Tax-Free Trust and to the incorporation by reference of our report, dated August 25, 2011 included in the Annual Report to Shareholders for the fiscal year ended June 30, 2011.

/s/ ERNST & YOUNG LLP

Boston, Massachusetts

October 26, 2011